Exhibit No. 99.1

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES RESOLUTION OF OUTSTANDING ISSUES RELATED TO

TERMINATION OF EVANS SHOAL TRANSACTION

Portland, Maine, July 25, 2011 — Magellan Petroleum Corporation (the “Company” or “Magellan”) (NASDAQ: MPET) (ASX:MGN) and Santos have now finalized discussions regarding an appropriate resolution of all remaining issues relating to the non-closure of the Evans Shoal transaction. The Company and Santos have agreed that $10 million of the sums deposited in connection with the Evans Shoal transaction will be returned to the Company and that the Asset Sale Deed should be terminated.

The process of unwinding the Evans Shoal transaction has allowed the Company and Santos to look at their joint operations in the Northern Territory, Australia. This has lead to productive discussions towards rationalizing and more efficiently exploiting their respective interests in the Amadeus Basin, and creating new commercial opportunities. The Company is working with Santos to satisfactorily conclude these discussions in the near term.

About Magellan

Magellan is a US-based energy company principally engaged in the acquisition, exploration, development and production of crude oil and “stranded” natural gas. Magellan’s strategy involves the exploitation of already discovered oil and natural gas properties worldwide into non-traditional, growing markets. The company’s properties and exploration acreage are located primarily in Australia, the United Kingdom, and the United States.

For further information, please contact:

Jeffrey G. Tounge, Manager, Investor Relations, (207) 619-8504

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties is whether Magellan and Santos can successfully rationalize and more efficiently exploit their respective interests in the Amadeus Basin and create new commercial opportunities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.